Exhibit 5

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09, as amended, discloses to the shareholders and the market in general the consolidated voting statement for the remote voting bulletin for the exercise of voting rights at the Annual General Shareholders’ Meeting (Assembleia Geral Ordinária – AGO) to be held on April 30, 2018.

The Company clarifies that the exercise of this voting right via the completion and delivery of a remote voting bulletin does not impede the attendance at the AGO and the exercise of an in-person vote, in which case the AGO Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will carry out verification of the shareholding position as is customarily conducted for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting bulletin, considering, for the computation of these votes, the most recent position of each shareholder available to the Company (or, in its absence, the shareholding position as informed by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at an AGM, according to the Call Notice published on March 29, 2018, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, April 27, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Consolidated Voting Statement

General Shareholders’ Meeting – April 30, 2018 at 11 a.m

Agenda Item	Description of Deliberation	Voting Position	Total Number of Shares
(1)	Assess the managements’ accounts related to the fiscal year ended December 31st, 2017	Approve	55,698,193
		Reject	5,032,704
		Abstain	-
(2)	Determine the annual global amount of compensation for the Management and the members of the Company’s fiscal council	Approve	54,994,843
		Reject	5,736,054
		Abstain	-
(3)	Elect members of the Fiscal Council and their respective alternates	Approve	60,730,497
		Reject	-
		Abstain	400